NUVEEN REAL ESTATE INCOME FUND

NOTICE OF CONTINUANCE OF INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, Nuveen Asset Management, a Delaware corporation (the “Manager “) and Security Capital Research & Management Incorporated, a Delaware corporation (the “Sub-Adviser”) have entered into a Sub-Advisory Agreement dated as of July 28, 2005 (the “Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to the various series of Nuveen Real Estate Income Fund; and

WHEREAS, pursuant to the terms of the Agreement, the Agreement shall continue in force from year to year after the initial effective period of two years, provided that such continuance is specifically approved for each Portfolio (as defined in the Agreement) at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

NOW THEREFORE, this Notice memorializes between the parties that the Board of Trustees of Nuveen Real Estate Income Fund, including the independent Trustees, at a meeting called in part for the purpose of reviewing the Agreement, have approved the continuance of the Agreement with respect to each Portfolio until August 1, 2007, in the manner required by the Investment Company Act of 1940.

Dated as of July 31, 2006

NUVEEN ASSET MANAGEMENT

	By:	/s/ Julia L. Antonatos
Managing Director

ATTEST:

/s/ Virginia L. O’Neal
Assistant Secretary

SECURITY CAPITAL RESEARCH & MANAGEMENT INCORPORATED

	By:	/s/Anthony R. Manno, Jr.
	Its:	President

ATTEST:

/s/ Michael J. Heller
V. P. and Controller